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                                                                   Exhibit n.2.

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 9/Amendment No. 55 to Registration Statement No. 333-96517/811-07411 of The Travelers Fund UL II for Variable Life Insurance on Form N-6 of our report dated March 22, 2006, relating to Travelers Fund UL II for Variable Life Insurance, and our report dated March 29, 2006, relating to The Travelers Life and Annuity Company (the "Company")(which report expresses an unqualified opinion and includes an explanatory paragraph referring to the acquisition of the Company by MetLife, Inc. on July 1, 2005 and the application of the purchase method of accounting to the assets and liabilities of the Company as required by the U.S. Securities and Exchange Commission Staff Accounting Bulletin 5.J., PUSH DOWN BASIS OF ACCOUNTING REQUIRED IN CERTAIN LIMITED CIRCUMSTANCES and such assets and liabilities were measured at their fair values as of the acquisition date in conformity with Statement of Financial Accounting Standards No.141, BUSINESS COMBINATIONS) and consolidated financial statement schedules, appearing in the Statement of Additional Information, which is also a part of such Registration Statement. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm", appearing in the Statement of Additional Information which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Certified Public Accountants

Tampa, Florida
April 12, 2006